Exhibit 10.14

11 Hurley Street Cambridge, MA 02141 617-401-9000 617-494-0985

February 13, 2021

By Electronic Mail

James C. Mullen

Dear Jim:

On behalf of Editas Medicine, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1.You will be employed to serve as President and Chief Executive Officer (“CEO”), effective February 15, 2021 (the “Effective Date”). As CEO, you will be responsible for such duties as are consistent with such position. You shall report to the Company’s Board of Directors (the “Board”). During your employment as CEO, you will remain a member of the Board. Upon the ending of your employment as CEO, if so requested in writing by the Company, you shall immediately resign from the Board as well as from your position as CEO and any other position(s) with the Company to which you were elected or appointed in connection with your employment or Board membership.
2.Your base salary will be at the rate of $26,041.67 per semi-monthly pay period (equivalent to an annualized base salary of $625,000), subject to tax and other withholdings as required by law. Beginning in 2022, such base salary may be increased from time to time in accordance with normal business practice and in the sole discretion of the Company. In addition, the Company will provide you with a benefits allowance of $2,750 per month, less applicable taxes and withholdings, payable in accordance with the Company’s normal payroll cycle. Such benefits allowance may be modified from time to time in the sole discretion of the Company.
3.Following the end of each fiscal year and subject to the approval of the Board (or a duly authorized committee thereof), you will be eligible for a retention and performance bonus, targeted at 60% of your annualized base salary (and payable from between 0% and 150% in accordance with bonus plan), based solely on the Company’s performance during the applicable fiscal year, as determined by the Board (or such committee) in its sole discretion in accordance with certain corporate goals determined by the Board (or such committee) in its sole discretion each year; provided, however, that, for 2021, any bonus will be pro-rated based on the number of days employed in 2021 divided by 365. Provided that you are still employed on December 31 of any calendar year, your bonus will be payable by the Company for that calendar year even if you are no longer CEO at the time of payment. The Company will award and pay any bonus for the prior calendar year before March 15th of the next succeeding calendar year. Notwithstanding the foregoing, if you die or become disabled (as defined under the Company’s long-term disability plan) prior to the date of payment of the bonus, you will be entitled to receive a pro-rata portion of the bonus to which you would otherwise have been entitled (based on the number of days in the year to which the bonus relates prior to your death or disability divided by 365). You will also be eligible to participate in the Company’s long-term incentive plan which provides for annual equity awards, as determined in the sole discretion of the Board (or a duly authorized committee thereof) after consideration of individual employee performance and Company performance benchmarked against the Company’s peer group, and such other factors as the Board (or a duly authorized committee thereof) determines to be relevant in its discretion; provided, however, that you will not be eligible for long-term incentive awards in 2021 or 2022.
4.You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.
5.You will be eligible for paid vacation and holidays in accordance with Company policy.
6.The Company shall reimburse you for all reasonable and necessary documented out of pocket expenses incurred or paid by you in connection with, or related to, the performance of your services to the Company, including without limitation all travel (first or business class) and hotel and ancillary expenses. You shall abide by the Company’s expense reimbursement policy, except as otherwise set forth herein or with the prior written approval of the Chairman of the Board.
7.Subject to approval of the Company’s Board of Directors, the Company will grant to you:
(a)an option to acquire that number of shares of Company common stock having an aggregate Black-Scholes value of $10,000,000 (the “New Hire Option”) as of the date of grant as determined by the Organization, Leadership and Compensation Committee (the “OLC Committee”), which will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and will vest upon the achievement of specified organizational milestones to be determined by the OLC Committee at the time of grant;
(b)an option to purchase that number of shares of the Company’s common stock having an aggregate Black-Scholes value, inclusive of a performance premium, of $5,000,000 (the “Performance-Vesting Option”) as of the date of grant as determined by the OLC Committee, which will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and will vest as to 1/3 of the shares underlying the option as of the date on which the closing price of the Company’s common stock, as reported on Nasdaq, has for 15 consecutive trading days (in the five-year period following grant) equaled or exceeded $80.00, $100.00, and $120.00, respectively; and
8.a performance-based restricted stock unit award for Company common stock having a value of $5,000,000 (the “PRSU Award” and, collectively with the New Hire Option and the Performance-Vesting Option, the “Equity Awards”) based on the fair market value of the Company’s common stock on the date of grant, which PRSU Award will vest in thirds based on research and development milestones to be determined by the OLC Committee at the time of grant. The Equity Awards will be granted under and subject to the terms of the Company’s 2015 Stock Incentive Plan and evidenced in writing by, and subject to the terms of a stock option agreement (pursuant to which, unless your employment is terminated for Cause (as defined below) by the Company, the New Hire Option and the Performance-Vesting Option will remain exercisable until the expiration date of the option) and a restricted stock unit agreement, as applicable, thereunder. As set forth in and subject to the terms of the Severance Benefits Plan, the vesting of the Equity Awards shall accelerate upon a Change in Control Termination (as defined in the Severance Benefits Plan).
9.You may be eligible to receive such future equity awards as the Board of Directors of the Company shall deem appropriate.
10.You will be eligible to participate in the Company’s Severance Benefits Plan at the Chief Executive Officer level. Your eligibility under the Severance Benefits Plan is subject to the terms and conditions thereof. In addition, in accordance with and subject to the terms of the Severance Benefits Plan, you will receive twelve months’ Severance Pay (as defined in the Severance Benefits Plan) from the Company upon a Covered Termination.
11.You will work out of the Company’s office in Cambridge, Massachusetts, with the understanding that you may be required to travel to other locations in connection with the performance of your duties, at the expense of the Company. The Company further acknowledges and agrees that you may work remotely as you deem reasonable, subject to your fulfillment of the functions of your position.
12.The Company shall also reimburse you for your attorneys’ fees incurred in connection with the negotiation of this offer letter.
13.You will be required to execute an Amended and Restated Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement in the forms attached as Exhibit A, as a condition of employment. You acknowledge that your receipt of the grants of equity set forth in Paragraph 7 of this offer letter is contingent upon your agreement to the non-competition provisions set forth in the Amended and Restated Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company is fair and reasonable in exchange for your compliance with such non-competition obligations. The Company (i) is aware that you have existing commitments, including as a member of the board of several companies and industry organizations, all of which have been disclosed to the Board of Directors of the Company, and nothing in this letter agreement or any other agreement with the Company or Company policy is intended to prohibit or prevent your continued service with those roles and, subject to your compliance with applicable Company policies for approval by the Board (or a committee thereof), similar board and consulting assignments in the future entered into during the period of your employment and (ii) acknowledges that matters, transactions or interests that are presented to, or acquired, created or developed by you in the conduct of such existing commitments or future assignments shall not be deemed to relate to the Company unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into your possession in your capacity as an employee and director of the Company.

14.You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.
15.This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Board, which expressly states the intention to modify the at-will nature of your employment.
16.As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.
17.For the duration of your employment, the Company agrees to maintain directors and officers liability insurance at its expense, and agrees to indemnify you to the fullest extent permitted by law, the Company’s Bylaws, or any other applicable statute, rule of law, contract, or insurance policy.
18.This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to the undersigned, by February 15, 2021. If you do not accept this offer by February 15, 2021, this offer will be revoked.

Very Truly Yours,

EDITAS MEDICINE, INC.

By:	/s/ Akshay Vaishnaw
	Name:	Akshay Vaishnaw
	Title:	Chairman of the Organization, Leadership and Compensation Committee

The foregoing correctly sets forth the terms of my employment by Editas Medicine, Inc. I am not relying on any other representation, except as set forth in this letter.

Date:	2/14/2021	/s/ James Mullen
James C. Mullen

Exhibit A

Amended and Restated Employee Non-Competition, Non-Solicitation,
Confidentiality And Assignment Agreement

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